Exhibit 10.67

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Toll Manufacturing Agreement

by and among

Gilead World Markets, Ltd

Queensgate House

South Church Street

PO Box 1234 GT

Grand Cayman

Cayman Islands

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA  94404

USA

and

ALTANA Pharma Oranienburg GmbH

Lehnitzstr. 70-98

16515 Oranienburg

Germany

TOLL MANUFACTURING AGREEMENT

This Amended And Restated Clinical and Commercial Supply Agreement (the “Agreement”) made and effective as of the 01 day of August, 2003 (the “Effective Date”) among, on the one hand, Gilead World Markets, Ltd., a Cayman Company (“Gilead World”), whose registered address is Queensgate House, South Church Street, P.O. Box 1234GT, Grand Cayman, Cayman Islands, and Gilead Sciences, Inc, a Delaware corporation (“Gilead Sciences”) with its principal office located at 333 Lakeside Drive, Foster City, CA 94404, USA (Gilead World and Gilead Sciences collectively, “GILEAD”), and, on the other hand, Altana Pharma Oranienburg GmbH, a German corporation (“APO”) having its principal place of business at Lehnitzstrasse 70-98, 16515 Oranienburg, Germany. Gilead and APO are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Gilead Sciences will require the manufacture and supply of Drug Products (as hereinafter defined) for clinical use in the Territory and Gilead World will require the manufacture and supply of Drug Products for commercial distribution and sale in the Territory; and

WHEREAS, GILEAD is a US biopharmaceutical company that discovers, develops and commercialises therapeutics to advance the care of patients suffering from life threatening diseases worldwide.

WHEREAS, GILEAD has developed the API tenofovir disoproxil fumarate (API, as hereinafter defined) and has filed patents thereto and commercializes the finished product under the trademark Viread® either by itself or through its Affiliates on a world-wide basis;

WHEREAS, GILEAD presently supplies the “Finished Product” (as hereinafter defined) produced by a Third Party manufacturer (“Third Party Manufacturer”) and its UK located affiliate GILEAD Sciences International Ltd. Cambridge is the holder of the Marketing Approval (Approval No.: [*]) pursuant to EU regulation 2309/93/EEC (as amended) or any implementation of it under the laws of any relevant EU member state where GILEAD markets the Finished Product;

WHEREAS, APO is the holder of the Manufacturing authorization pursuant to Directive 75/319/EEC (as amended) and any implementation of it under the laws of Germany for the manufacturing of products at its site at [*] and it is interested in Manufacturing the Bulk Product (as hereinafter defined) for GILEAD;

NOW, THEREFORE, the Parties thereby agree as follows:

DEFINITIONS

(A)   “Affiliate” of a Party shall mean a corporation or other corporate entity that owns, is owned by or is under common direct or indirect ownership with such Party, where “own”, “owned” and “ownership” refer to ownership of over fifty percent (50%) of the voting shares or other voting interest of such entity or the ability to control or direct management of such entity.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(B)   “API” shall mean the active pharmaceutical ingredient tenofovir disoproxil fumarate to be used by APO in the Manufacture of the Bulk Product;

(C)   “[*]” shall mean, for the API, the [*] value identified as such in Schedule “H” that shall be subject to credit or reimbursement by APO pursuant to Section 2.7 [*].

(D)   “Bulk Product(s)” shall mean the API in its finished form as coated tablet(s) containing 300 mg of API in bulk, unlabelled after completion of all processing stages up to, but not including, final packaging as identified in Schedule “A” hereto, having the Specifications contained in Schedule “C” attached hereto;

(E)    “cGMPs” shall mean current Good Manufacturing Practices regulations promulgated by the EU Regulatory Agencies or the FDA, in respect of medicinal products as well as by the Quality Agreement, each in their respective current versions;

(F)    “Components” means, collectively, raw materials, excipients and ingredients, required to be used in order to produce the Bulk Product in accordance with the Specifications, other than the API, as set forth in Schedule “D”;

(G)   “Confidential Information” shall have the meaning given such term in Section 15.1.

(H)   “Controlled” means, with respect to a patent, know-how or any other item of intellectual property, owned by or licensed to a Party with the ability to sublicense it to the other Party in accordance with this Agreement, without violating or breaching any agreement with any third party.

(I)     “EU Regulatory Agency” shall mean the Regulatory Agency of the European Union or their national equivalents;

(J)    “FDA” shall mean the U.S. Food and Drug Administration, or any successor agency.

(K)   “Finished Product(s)” shall mean the fully packaged Bulk Product with all necessary product information leaflets, i.e. SPC in the saleable form as approved by the relevant regulatory authority in the Territory

(L)    “Know-how” shall mean the information and know-how necessary for the Manufacturing of the Bulk Product to the exclusion, however, of the manufacturing know-how for the API;

(M)  “Inventory” means all inventories of Components and work-in-process produced or held by APO in connection with the Manufacture of the Bulk Product in accordance with the Specifications, but, for greater clarity, does not include the API;

(N)   “Manufacture” or “Manufacturing” shall mean the converting of API supplied by GILEAD or its appointee into Bulk Product by APO at the Manufacturing Location, including the required analyses and testing of API and such Bulk Products, and the bulk packing and dispatch labelling of such Bulk Product for shipment to GILEAD or its appointee, to the exclusion of the manufacture of API by APO;

(O)   “Manufacturing Location” shall mean the Manufacturing location for the Bulk Product of APO at  [*];

(P)    “Marketing Authorization” means the authorization to market Finished Product in a jurisdiction issued by the appropriate Regulatory Agency in such jurisdiction.

(Q)   “Release Documents” means the documentation specified pursuant to Sections 2.2.3 and 2.2.4 of the Quality Agreement that is required for GILEAD to release a batch of Bulk Product and authorize shipment thereof.

(R)   “Quality Agreement” shall mean the agreement on the pharmaceutical responsibilities of the Parties attached to this Agreement as Schedule “B”, with Gilead Sciences performing responsibilities for itself and on behalf of Gilead World.

(S)    “Specification(s)” shall mean all Manufacturing, (primary) packaging, quality assurance and release specifications in regards to Bulk Products set forth in Schedule “C” and in regards to API set forth in Schedule “D” attached hereto; such Specifications shall be supplied by GILEAD at its sole responsibility;

(T)   “Term” shall have the meaning set forth in Section 4;

(U)   “Territory” shall mean all the countries of the world in which GILEAD has notified APO that Finished Products shall be marketed;

(V)   “Year” shall meanthe twelve month period commencing, in the case of the first Year (regarding the remaining months) of this Agreement, on the Effective Date, and thereafter commencing upon completion of the immediately preceding Year;

(W)  “Working Day(s)” shall mean any working day (with the exclusion of Saturday and Sunday) on which banks are normally open in USA, and in Germany for the transaction of business;

SECTION 1

BULK PRODUCT SUPPLY COMMITMENTS

1.1          General. During the term of this Agreement, APO shall Manufacture and supply to GILEAD the Bulk Product at the prices (the “Supply Price(s)”) indicated in Schedule “A” hereto (such prices being subject to adjustment in accordance with the terms hereof), and GILEAD agrees to purchase from APO the Bulk Products, subject to all other terms and conditions of this Agreement, at the Supply Prices provided for in Schedule “A”.

1.2          Acceptance of Manufacturing Location by Regulatory Agencies in General. Such supply and purchase obligations shall be conditional upon acceptance of the Manufacturing Location by the regulatory authorities of the Territory. With the effective date of [*], the EMEA has granted APO a manufacturing authorization to Manufacture the Bulk Product.

1.3          Acceptance of Manufacturing Location by Regulatory Agencies of the European Community. APO represents and warrants that it is the holder of the Manufacturing authorization pursuant to Directive 75/319/EEC (as amended) and any implementation of it under the laws of Germany for the manufacturing of certain solid pharmaceutical products at its Manufacturing Location.

1.4          Manufacturing of Bulk Product for the United States of America. GILEAD may elect to have APO Manufacturing Bulk Product also for the United States, upon which terms and conditions are to be agreed. In such case, GILEAD shall inform APO of such intention in writing and duly in advance; the Parties shall determine the possible consequences of the Manufacture of the Bulk Product for the US market, and they shall initiate the necessary steps to apply to the FDA for approval of Manufacture of the Bulk Product to be placed on the USA market and to comply with the applicable laws and regulations.

SECTION 2

SUPPLY OF API

2.1          Supply of API by GILEAD. GILEAD or an Affiliate of GILEAD shall supply, or arrange for the supply by their contract manufacturers of, API to APO for the Manufacture of Bulk Product and APO shall Manufacture Bulk Product exclusively from API supplied by GILEAD, an Affiliate of GILEAD, or a contract manufacturer thereof. In respect of the supply of API, the Parties agree as follows:

2.2          Timely Supply. GILEAD undertakes by itself or through an assignee to timely supply API directly to the Manufacturing Location as further provided hereinafter. APO shall be under no duty to Manufacture the Bulk Products (including validation batches), nor meet delivery dates provided in the Binding Orders, to the extent that GILEAD does not supply API in a timely fashion, whether said supply is provided by GILEAD or a permitted appointee of GILEAD.

2.3          Conditions of Supply and Delivery. GILEAD undertakes to supply API to APO [*]. All the API provided by GILEAD shall be properly packed, marked, sealed and air-shipped [*] (Incoterms 2000) in accordance with GILEAD’s shipping and packing instructions and with APO’s instructions for delivery, provided that at GILEAD’s request and expense, APO will provide reasonable assistance in arranging for any necessary import clearance and licenses. Delivery of API shall be made at the Manufacturing Location between 9.00 a.m. and 4.00 p.m. during Working Days.

2.4          Certification and Incoming Inspection of API. The API delivered by GILEAD or its permitted appointee shall be in compliance with the Specifications and any other legal requirements and shall be accompanied by a Certificate of Analysis and a Certificate of Compliance. GILEAD will include the information about gross weight, net weight and tara on the label of each barrel of API.   APO agrees to inspect the API delivered and to check it solely for identity, quantity and conformity with the bill of lading and, as far as reasonably possible, any damages suffered during shipping and any other obvious defects of the API delivered within [*] following receipt.  APO will check the gross weight of each barrel within such [*] period and will confirm the net weight of each barrel in the course of performing the API weighing process for production orders.

2.5.         Failure of API to satisfy Incoming Inspection. If the API delivered by GILEAD or its permitted appointee to APO fails the inspections to be carried out during the [*] following receipt as provided under Section 2.4 above, due to a discrepancy from the bill of lading due to lack of identity or a difference in gross weight, or to physical damages or other obvious defects, APO undertakes to notify GILEAD without undue delay in writing. GILEAD shall, upon receiving such written notice from APO, use commercially reasonable efforts to replace the rejected API as soon as reasonably possible; in any event, the provisions of Section 2.9 shall apply.

2.6.         Title to API. All API (whether being held for Manufacture or in the process of Manufacture) supplied to APO by GILEAD or by a permitted appointee of GILEAD in accordance with this Agreement shall at all times be and remain the property of GILEAD, and shall be treated by APO in all respects as such, and shall be stored and handled in a manner to prevent contamination by other drugs and chemicals and in accordance with GILEAD’s instructions as set forth in Schedule “D” hereto, which GILEAD may update from time to time with APO’s approval, not to be unreasonably withheld.

2.7          API Lost or Destroyed. APO shall compensate GILEAD for any API lost or destroyed during the storage of API, or during the Manufacture or storage of the Bulk Product, which in any Year [*] which will be set forth in accordance with Schedule “H” hereto, at the price as likewise set forth under such Schedule “H”, [*]. In any event, it remains understood and agreed between the Parties that APO shall not be responsible for any loss or damage to the API, except where such loss or damage [*] provided under Section 1.1 or is otherwise due to [*]; and that APO’s liability shall be limited to [*] as likewise set forth under Schedule “H”. Upon a determination that API has been lost or destroyed such that APO is required to compensate GILEAD, APO shall[*] GILEAD for the compensable amount.

2.8.         Defects of Bulk Product attributable to Defective API. With respect to defects of the Bulk Product attributable to defective API, the provisions of Section 8.5 of this Agreement shall apply.

2.9.         Delays in Delivery of API or Replacement Deliveries of API pursuant to Section 2.4. If GILEAD should fail to make timely delivery of API, or of a replacement delivery of API, to APO, the provisions of Section 2.1 hereof shall apply and APO shall not be liable for any breach of its obligations hereunder due to such events caused by GILEAD, provided, however, that APO shall be liable for any breach of its obligations due to failure to properly and timely inspect API pursuant to Section 2.4.

2.10        Destruction of Defective API. If API in the possession of APO is determined by the Parties to be defective, then APO will destroy it in compliance with GILEAD’s instructions and applicable laws, rules and regulations, with GILEAD to bear the expenses thereof unless the defect was introduced after delivery to APO pursuant to Section 2.3.

SECTION 3

MANUFACTURING LICENSE; MANUFACTURING BULK PRODUCT BY APO

3.1          Manufacturing License. In relation to the grant of the Manufacturing license by GILEAD to APO for purposes of this Agreement, the Parties agree as follows:

3.1.1       Grant of Manufacturing License. GILEAD grants APO a non-exclusive, royalty-free, non-sublicensable, non-transferable license for the entire term of this Agreement, under all patents Controlled by GILEAD that, but for the grant of this license, would be infringed by the Manufacture by APO of Bulk Product in accordance with this Agreement, and under all Know-how Controlled by GILEAD that is necessary or reasonably useful to the Manufacture by APO of Bulk Product in accordance with Agreement, to Manufacture the Bulk Product at the Manufacturing Location for the sole purpose of supply for the Territory of the Bulk Product so Manufactured to GILEAD, an Affiliate, or one of their contract manufacturers of Finished Product, indicated to APO in writing duly in advance, in accordance with the terms and provisions of this Agreement.

APO shall be responsible for the Manufacture of Bulk Product. Accordingly, GILEAD shall be responsible for the finishing of the Bulk Product into the Finished Product and, as holder of the Marketing Authorizations for the Territory, GILEAD shall release and place the Finished Product on the market.

3.1.2       Transfer of Manufacturing and Quality Control Procedures. To the extent reasonably necessary for the exercise by APO of the rights granted by GILEAD under Section 3.1.1 hereof and to the extent not already performed pursuant to Section 3.2 hereof, GILEAD shall make available to APO all Manufacturing and quality control procedures, including the related Know-How of GILEAD and all the other information, necessary to carry out the contracted operations correctly in accordance with the Marketing Authorisations and any other legal requirements.

3.2          Validation and other Implementation Work Costs. The validation of the manufacturing process of Bulk Product and of the analytical methods is already performed.  If further validation work will be necessary, it will be charged to GILEAD based on the then-current daily rates; the daily rates will be those generally offered to APO’s customers.

3.3          Manufacturing Standards. In the Manufacturing of the Bulk Product, APO agrees to adhere to (i) the quality standards and testing methods of GILEAD indicated in the Specifications; (ii) the Quality Agreement; (iii) any other condition provided under the Manufacturing Authorisation and the Marketing Authorisation; (iv) the cGMPs; as well as (v) any additional manufacturing standards agreed upon by the Parties in writing. Subject to what is provided under Section 10.2 below, APO agrees not to unreasonably withhold its consent to the implementation of any such additional manufacturing standards to the extent that GILEAD reimburses APO’s out-of-pocket-costs, excluding overheads pertaining to the implementation of any such additional manufacturing standards.

3.4          Manufacturing Capacity. During the Term of this Agreement, APO agrees to use commercially reasonable efforts to allocate sufficient Manufacturing resources in order to meet GILEAD’s requirements of the Bulk Product scheduled for delivery in accordance with Section 5 and 6 hereof.  Nothing in this Section 3.4 is intended to negate APO’s obligations to fulfil Binding Orders accepted pursuant to Section 6.3 or to prevent GILEAD from submitting aggregate Binding Orders that APO will accept, if otherwise properly submitted, for a calendar year for the applicable Yearly Minimum Volume.

3.5          Quality Agreement, Change Control. The pharmaceutical responsibilities of APO and GILEAD, in particular the procedures applicable in the event of any changes of the Specifications, and/or GILEAD’s instructions for the packing and dispatch labelling of the Bulk Product, are set forth in the Quality Agreement attached hereto as Schedule “B”.

SECTION 4
TERM AND RENEWAL

4.1.Term. Subject to any extension pursuant to Section 4.2. below, this Agreement shall commerce on the Effective Date and shall run until [*] (the “Initial Term”), unless it is terminated on an earlier date in accordance with Section 17 hereof.

4.2  Extension. GILEAD shall give written notice of its willingness to extend the duration of this Agreement to APO at least [*] months before expiry of the Initial Term. The Parties will negotiate in good faith the conditions of the extension of the Agreement. Should the Parties not reach an agreement on such conditions within [*] months of receipt of said written notice, then this Agreement shall expire at the end of its Initial Term.

SECTION 5
YEARLY MINIMUM VOLUMES OF PURCHASES

LONG TERM FORECASTS FOR BULK PRODUCT

5.1.         Minimum Volumes of Purchases. GILEAD undertakes to guarantee the yearly minimum volumes of purchases of Bulk Products to be Manufactured by APO as set forth in Schedule “I” attached hereto (the “Yearly Minimum Volumes”). The Yearly Minimum Volumes shall be firm and binding on GILEAD and shall not be subject to reduction, provided, however, that if GILEAD orders an amount of Bulk Product for delivery in a calendar year that is less than the applicable Yearly Minimum Volumes, GILEAD shall not be in breach of this Section 5.1 if it exceeds the applicable Yearly Minimum Volume during any of the following Years by an amount equal to the shortfall from the Yearly Minimum Volume in the that prior calendar year.

5.2.         Long Term Rolling Forecast for Bulk Product. Subject to what is provided under Section 5.1, for the entire term of the Agreement, within the first [*] Working Days of each calendar month (“M”), GILEAD shall submit to APO its updated written long term rolling forecast for Bulk Product, (hereinafter the “Long Term Rolling Forecast for Bulk Product”) showing GILEAD’s estimated requirements for the Bulk Product to be produced and delivered to GILEAD during the following [*] period beginning with such month M.  The forecast for months M+[*] through M+[*] shall be non-binding.

SECTION 6
PURCHASE ORDERS

6.1          Binding Orders for Bulk Product. Within the first [*] Working Days of each month M, GILEAD shall submit to APO its written binding orders (the “Binding Orders”) for Bulk Product to be manufactured and delivered by APO in month M+[*].

The Binding Orders submitted to APO shall specify GILEAD’s purchase order number, quantities of the Bulk Product, monthly delivery schedule and any other elements necessary to ensure the timely production and delivery of the Bulk Product by APO. The quantities of Bulk Product ordered in such written orders shall be firm and binding on GILEAD and shall not be subject to reduction.

6.2          Binding Orders for Bulk Product in batch size. Subject to what is provided under Section 3.4, GILEAD shall place with APO Binding Orders for the Bulk Product for a full batch size or multiples thereof, whereby it is understood that one (1) batch shall comprise approximately [*] of the Bulk Product. It is furthermore understood by the Parties, that it is foreseen, that APO shall Manufacture the Bulk Product batches in campaigns of at least [*] batches preferably in not more than [*] campaigns per year which should be regularly distributed over the year. Therefore GILEAD shall consider this opportunity in its production planning and the following submission of its Binding Orders.

6.3          Acceptance of Binding Orders for Bulk Product by APO. APO is obliged to accept the Binding Orders placed by GILEAD pursuant to Sections 6.1 and 6.2 for as long as the quantities ordered do not exceed applicable Yearly Minimum Volume.

APO shall use commercially reasonable efforts to supply Bulk Product in excess of the applicable Yearly Minimum Volume (subject to Section 3.4) and to supply Bulk Product in excess of [*] of GILEAD’s previous Long Term Rolling Forecast for Bulk Product for the applicable calendar year, but shall not be obligated to supply such quantities if it is not able to do so by use of commercially reasonable efforts, and APO shall be allowed to take into consideration in making its commercially reasonable decision to supply the quantity of the excess amounts APO’s Manufacturing capacity and other manufacturing commitments.

6.4          Addressee of Purchase Orders. All purchase orders shall be sent by GILEAD with contemporaneous telephone notification, by email or to APO to the email or fax number set forth below or identified in writing by APO:

ALTANA Pharma Oranienburg GmbH

Attention: [*]

email: [*]

Tel. No.:   [*]

Fax No.:   [*]

APO will acknowledge and either accept or reject purchase orders within [*]

[*] business days of receipt to the email or fax number set forth below:

Attention: [*]

Email: [*]

Tel. No.: [*]

Fax No.: [*]

6.5          Prevailing Terms. To the extent the terms of any Binding Order or acknowledgement are inconsistent with the terms of this Agreement, the terms of this Agreement shall control, and any inconsistent terms are hereby expressly rejected.

6.6          Reliance by APO. GILEAD understands and acknowledges that APO will rely on the Binding Orders submitted pursuant to this Section 6 in ordering the Components required to meet such Binding Orders. In addition, GILEAD understands that to ensure an orderly supply of such Components and to achieve economies of scale in the costs thereof, it may be desirable for APO to purchase such Components in sufficient volumes to meet the production requirements for the Bulk Product during part or all of the forecasted periods referred to in Section 5 or to meet the production requirements of any longer period as APO and GILEAD may agree to. Accordingly, GILEAD agrees that purchases may be made by APO in respect of the Components to satisfy the production requirements for the Bulk Product for forecasted periods to meet production requirements during such longer periods as may be agreed to in writing from time to time by GILEAD at the request of APO. If such Components are not included in the Bulk Products purchased by GILEAD within [*] months after the forecasted month in respect of which such purchases have been made (or such longer period as the Parties may agree), GILEAD will pay to APO its costs thereof and, in the event such Components are incorporated into the Bulk Products subsequently purchased by GILEAD, GILEAD will receive credit for any costs of such Components previously paid to APO by GILEAD.

SECTION 7
DELIVERY

7.1          Terms of Delivery of Bulk Product. Prior to delivery and shipment of Bulk Product, APO will send the Release Documents to GILEAD at the following email or, with prior notification by telephone by fax, as follows:

Attention: [*]

Address: Unit 13, Stillorgan Industrial Park, Blackrock, Co. Dublin, Ireland

email: [*]

Fax no: [*]

Tel. no: [*]

APO will not deliver or ship until GILEAD has released the batch and authorized shipment.  GILEAD will either release or reject a batch within [*] business days of receipt of the Release Documents.  Bulk Product Deliveries of the Bulk Product shall be made [*] (as such term is defined in the Incoterms 2000) [*], provided that APO [*] (except as otherwise set forth below). Such title as APO has in the Bulk Products and risk of loss or of damage to the Bulk Products shall remain with APO until the Bulk Products are [*] at which time title and risk of loss or damage shall transfer to GILEAD in accordance with the Incoterms 2000 [*] clause. APO shall, in accordance with GILEAD’s instructions, (i) arrange for shipping and insurance, to be paid by [*] and (ii) at [*] risk and expense, obtain any export licence or other official authorization and carry out all customs formalities necessary to export the Bulk Products. GILEAD, at its election, may select the freight carrier used by APO to ship the Bulk Products, informing APO of the name thereof reasonably in advance, and may monitor APO’s shipping and freight practices as they pertain to this Agreement.

Transport conditions shall be based upon GILEAD’s instructions for the transportation of the Bulk Products.

7.2          Accompanying Documentation. With each shipment of the Bulk Product, APO shall provide GILEAD with the appropriate documentation, including but not limited to bills of lading, certificate of analysis and certificate of compliance, and an invoice for such shipment. APO undertakes, with prior notification by telephone, to email or fax to GILEAD a copy of each bill of lading to the attention of the following employee of GILEAD or as otherwise instructed by GILEAD in writing duly in advance:

Attention: [*]

Address: Unit 13, Stillorgan Industrial Park, Blackrock, Co. Dublin, Ireland

email: [*]

Fax no: [*]

Tel. no: [*]

7.3          Short Deliveries. Subject to what is provided under Section 8.2.4 below, acceptance by GILEAD of deliveries falling short of the quantities ordered and confirmed by APO shall be without prejudice to GILEAD’s rights in relation to any such shortage.

SECTION 8
DEFECTIVE BULK PRODUCT

8.1          Defective Bulk Products. Quantities of the Bulk Product shall be deemed to be defective if such quantities do not comply with APO’s warranties under Section 13.1 hereof (the “Defective Bulk Product(s)”) and, in relation to any such non-compliance with APO’s warranties under Section 13.1 (the “Defect(s)”).

8.2          GILEAD’s Duties to inspect and confirm; Implied Waiver. GILEAD agrees to inspect and confirm incoming shipments of Bulk Product as follows:

8.2.1       Incoming Inspection. GILEAD shall inspect, or cause its Affiliates or manufacturers to inspect, Bulk Product supplied by APO for transport damages, completeness, compliance as to quantity or timing as stated in the Binding Orders and, as far as reasonably possible, any other obvious defects within [*] following receipt; GILEAD shall give APO written notice of all claims for any such obvious defect within such [*] period.

8.2.2       Additional Quality Control Procedures. Thereafter, GILEAD may perform quality control procedures to be agreed between the Parties in writing with respect to Bulk Products supplied by APO no later than [*] after receipt of the delivered Bulk Products in order to check if the delivered Bulk Product meet the Specifications.

8.2.3       Notification of Defects. GILEAD shall inform APO by prompt written communication (telex, fax) of any Defect as hereinafter defined, in any event such notice to be received by APO in case of defects due to a discrepancy from the bill of lading due to lack of identity or a difference in gross weight, or to physical damages, other obvious defects, or defects that reasonably should be detected by any additional quality control procedures that GILEAD may perform under Section 8.2.2 (“Detectable Defects”), within [*] of receipt of the Bulk Product, and, in case of other Defects, i.e. those not reasonably detectable by the inspections in Section 8.2.1 or the procedures carried out pursuant to Section 8.2.2 (“Non-Detectable Defects”), within [*] of discovery by GILEAD.

Any such notification of defects shall be made by notice given by courier under the following address, or, with contemporaneous telephone notification, by either fax to the number given below or email to the address below:

ALTANA Pharma Oranienburg GmbH

Quality Control Dept.

[*]

[*]

Germany

Attention:	[*]
Tel. No.:	[*]
Fax No.:	[*]
email:	[*]

8.2.4       Implied Waiver. Failure of GILEAD to inspect or to perform agreed quality control procedures, and to notify in writing APO in the relevant time periods specified in Sections 8.2.1, 8.2.2 and 8.2.3 above of any Detectable Defect, or to notify in writing APO within the pertaining time period specified in Section 8.2.3 above of any Non-Detectable Defect after its discovery, shall constitute a waiver of any rights relating to such Defects, unless otherwise agreed in writing.

8.3          Disagreement as to Defects. In the event of a disagreement between APO and GILEAD in respect of any Defects of the Bulk Product, GILEAD and APO shall conduct a joint investigation in accordance with GILEAD’s and APO’s quality control procedures governing the re-testing of the Bulk Product, in order to determine if any Bulk Product has a Defect. Should the Parties fail to agree within [*] days after receipt of GILEAD’s deficiency notice delivered to APO pursuant to Section 8.2.1 and/or Section 8.2.3 above as to whether any Bulk Product identified in such GILEAD’s notice has a Defect, the Parties shall submit a representative sample of the rejected Bulk Product to an independent laboratory acceptable to both Parties for testing under GILEAD’s quality control procedures. The findings of such third party laboratory shall be binding upon the Parties, and if such evaluation certifies that any Bulk Product is Defective, Sections 8.4, 8.5 and 8.6 below shall apply. The fees and expenses of such Third Party laboratory shall be borne by the Party against whom the finding is made.

8.4          Remedies in relation to Defective Bulk Products. Subject to Section 8.5 and subject to appropriate notification of GILEAD of potential Defects in Bulk Products in accordance with Section 8.2 above and to a confirmation of any such Defects in accordance with Section 8.3 above due to APO’s failure to produce the Bulk Products in compliance with the Specifications and with any other warranties as specified in Section 13.1 below, APO shall forthwith after receiving written request thereof from GILEAD (i) in case of a visible Defect, sort the rejected Bulk Product from any non-rejected Bulk Product (ii) in case of any Defect, whether visible or not, replace the rejected Bulk Product in the next available campaign.  GILEAD shall supply APO with the additional API for new batches at no additional costs for APO, provided that API quantities used to Manufacture such Defective Bulk Product shall be subject as applicable to the compensation provisions of Section 2.7. If GILEAD reasonably determines after consultation with APO that the timing of any projected replacement by APO of rejected Bulk Product during the next available campaign may cause GILEAD to have insufficient inventories of Finished

Product to meet its requirements for Finished Product, GILEAD shall have the right to have another supplier provide such replacement batch of Bulk Product.  Subject to the other provisions of this Agreement, GILEAD’s remedies under this Section 8.4 shall be cumulative with other remedies it may have under this Agreement.

8.5          Defects of Bulk Product attributable to Deficiencies of API. Subject to what is provided under Section 2 above, APO shall have no responsibility for any Defects in the Bulk Products which are due to deficiencies of API provided that such Defects are not attributable to APO’s breach of its obligations to inspect the API delivered in accordance with Section 2.4 above.

8.6          Limitation of Liability. Except in the circumstances where APO has failed to comply with the Specifications and any other warranties as specified in Section 13.1 above, APO shall not be liable or have any responsibility for any deficiencies in, or other liabilities associated with, any Bulk Product manufactured by it, including, without limitation, any deficiencies contained in the formulae and procedures specified by GILEAD in the Specifications and effects deriving from compliance with legal requirements as specified in Section 13.1, or which are connected to the safety, efficacy or marketability of the Bulk Products or any distribution risk.

8.7          Consequential Damages. Neither Party shall be liable to the other for any consequential damages, except in the case of Party’s gross negligence or intentional misconduct.

SECTION 9
API OR BULK PRODUCT SHORTFALLS

If at any time during the Initial Term and any extension of this Agreement, APO is or expects that it will be unable to satisfy GILEAD’ requirements of Bulk Product, in full or in part, or GILEAD is or expects that it will be unable to satisfy APO’s requirements of API, then that Party shall promptly notify the other Party, detailing the extent to which it will not meet such requirements.  Nothing in this Section 9 is intended to relieve a Party of its other obligations under this Agreement.

SECTION 10
PRICING AND CHANGES

10.1        Supply Price. APO shall Manufacture and supply the Bulk Product to GILEAD at the Supply Price set forth in Schedule “A”. Subject to Section 10.2, the Supply Price shall be in force during the Initial Term of this Agreement.

10.2        Changes in Manufacturing, Quality Control and Packaging of the Bulk Product. With respect to any changes of the Manufacturing, quality control and packaging of the Bulk Product (hereinafter collectively referred to as “Change(s)”), the Parties agree with respect to the implication on the Supply Price as follows:

10.2.1     Changes requested by GILEAD. If GILEAD requests a Change which would result in an increase in APO’s costs for Components or for manufacturing, controlling or packaging the Bulk Product, the Parties shall discuss in good faith what impact, if any, such Change will have on the Supply Price of the Bulk Product, and APO shall propose in good faith a proposal that states the price change due to implementation of such a Change.  If GILEAD should accept a proposed price change, the proposed Change shall be implemented, and the price change shall become effective only with respect to those orders of the Bulk Product which are manufactured in accordance with the revised Specifications.  Unless a proposed Change would cause extreme disruption to APO’s other operations at the Manufacturing Facility, APO will be obligated to implement such Change if GILEAD accepts APO’s good faith proposal for a price change.

Notwithstanding any Change in the Specifications implemented in accordance with the terms of Art. 10.2.1 above, GILEAD agrees to purchase all the Bulk Product manufactured by APO based upon any Binding Order relying on “old” Specification at the “old” price for those Bulk Product. In addition, GILEAD agrees to purchase all Components and Inventory utilised under the “old” Specifications and purchased or maintained by APO in order to fulfil Binding Orders in accordance with Section 6 of the Agreement, to the extent that such Components and Inventory can no longer be utilised under the revised Specifications. Open purchase orders for Components no longer required under any revised Specification which were placed by APO with suppliers in order to fulfil Binding Orders in accordance with Section 6 of the Agreement shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by GILEAD.

10.2.2     Other Required Changes. In any event, should a Change become necessary in order to allow APO to guarantee the performance of the activities in a state of the art way or to comply with new provisions or compulsory requests of the regulatory authorities or, in any event, with APO’s obligations under this Agreement, APO shall immediately inform GILEAD accordingly and the provisions set forth in Art. 10.2.1 above shall apply, provided, however, that if such Change is not specific to the Bulk Product but instead relates to compliance of the Manufacturing Facility or APO’s general procedures with GMP, any increased costs to APO would be allocated equitably and consistently across all products manufactured by APO at the Manufacturing Facility.

SECTION 11
PAYMENT

11.1        Invoicing. APO shall issue invoices for the payment due from GILEAD for Bulk Product shipped to GILEAD, and all invoice amounts shall be expressed, and all payments made in Euros.

11.2        Payment. Payment shall be made by GILEAD to APO within [*] days of the date of each invoice sent pursuant to Section 7.2.

11.3        Currency. Unless otherwise agreed, all monetary amounts are expressed in this Agreement in Euros.

SECTION 12
GENERAL INFORMATION DUTIES

General Duties to inform. Each Party to this Agreement shall keep the other Party fully informed of any notification or other information, whether received directly or indirectly which might affect the marketability, safety or effectiveness of the finished drug product or which might result in the recall or seizure of the registration / market validation lots.

SECTION 13
WARRANTIES

13.1        Representations and Warranties of APO. APO makes the following representations and warranties with respect to the Bulk Product sold hereunder: (i) the Bulk Product shall be of merchantable quality and shall fully comply with all Specifications; (ii) In Manufacturing the Bulk Product, APO shall adhere to (a) the quality standards and testing methods of GILEAD set forth in the Specifications; (b) the Quality Agreement; (c) any other condition provided under the Manufacturing Authorisation and the Marketing Authorisation; (d) the cGMPs; (e) any other applicable laws, rules and regulations applicable to manufacture of Bulk Product in territories where Finished Product is to be marketed, as notified by GILEAD; (f) any additional manufacturing standards agreed upon by the Parties; as well as (g) the Binding Orders.

13.2        Limitation of Warranty. The above stated warranty does not apply in the event of improper storage and/or improper handling of the Bulk Product by GILEAD or by any third party.

13.3        Authority. Each Party represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

13.4        Formulae. GILEAD represents and warrants that the Specifications for the Bulk Product are its property and that GILEAD may lawfully disclose such Specifications to APO. GILEAD further represents and warrants that any trademarks utilized by APO in connection with the Bulk Product are its property and may be lawfully used as directed by GILEAD. GILEAD further represents and warrants that the Specifications for the Bulk Product conform to all applicable laws and regulations, and that the Bulk Product if labelled and formulated in accordance with such Specifications and Manufactured in compliance with this Agreement (i) may be lawfully sold and distributed in every jurisdiction in which GILEAD markets the Bulk Product, (ii) will be fit for the purpose intended, and (iii) subject to labelling and application in accordance with applicable laws will be safe for human consumption.

SECTION 14

INDEMNIFICATION

14.1        Indemnification by APO. APO shall indemnify, defend and hold harmless GILEAD, its officers, directors, agents, servants, and employees harmless against all losses, damages, judgments, liabilities, costs and expenses (including reasonable legal expenses) (“Losses”) resulting from third party claims, demands, actions, suits or proceedings (“Third Party Claims”), arising out of APO’s breach of this Agreement (including breaches of its warranties in Section 13.1) or APO’s negligence or willful misconduct in activities under this Agreement, except in each case to the extent GILEAD has an obligation of defense or indemnity with respect to such Loss or Third Party Claim pursuant to Section 14.2..

GILEAD shall not settle any such Third Party Claim without the prior written approval of APO, and APO shall have the right, if it so wishes, to conduct negotiations to settle, settle or to conduct any litigation arising out of, any such Third Party Claim. GILEAD shall provide prompt written notice of any such Third Party Claim to APO and shall reasonably co-operate in the defence and/or settlement of any such Third Party Claim at APO’s request and expense.

14.2        Indemnification by GILEAD. GILEAD shall indemnify, defend and hold harmless APO, its officers, directors, agents, servants, and employees harmless against all Losses resulting from Third Party Claims arising out of (i) GILEAD’s breach of this Agreement (including breaches of its warranties in Section 13.4), (ii) for shipments of Bulk Product, the manufacture, use, import, offer for sale, sale, distribution, testing, handling, transport or disposal of Bulk Product or Finished Product following delivery of the relevant Bulk Product pursuant to this Agreement, or (iii) GILEAD’s negligence or willful misconduct in activities under this Agreement, except in each case to the extent APO has an obligation of defense or indemnity with respect to such Loss or Third Party Claim pursuant to Section 14.1..

APO shall not settle any such Third Party Claim without the prior written approval of GILEAD, and GILEAD shall have the right, if it so wishes, to conduct negotiations to settle, settle or to conduct any litigation arising out of, any such Third Party Claim APO shall provide prompt written notice of any such Third Party Claim to GILEAD and shall reasonably co-operate in the defence and/or settlement of any such Third Party Claim at GILEAD’s request and expense.

14.3        Survival of Indemnification Obligations. The indemnification obligations set forth in this Section 14 shall survive the expiration or termination of this Agreement.

SECTION 15

CONFIDENTIALITY

15.1        General Principle.  “Confidential Information” shall mean confidential or proprietary information of a Party either disclosed orally or in writing to or otherwise learned by the other Party that should reasonably be known to be confidential or proprietary to the disclosing Party, including but not limited to such Party’s: research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, and licenses; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants. Each Party agrees to hold in strict confidence any and all Confidential Information of the other Party disclosed to it, to use such Confidential Information only for the purposes of this Agreement, and to restrict access to such Confidential Information to those persons entrusted to carry out the activities provided for hereunder and who are subject to the same secrecy obligation. Each Party will protect the confidentiality of Confidential Information of the other Party using use the same level of effort it uses to protect its own confidential or proprietary information of a similar nature but in no event less than a commercially reasonable level of effort.

15.2        Exceptions. Excepted from the secrecy obligations in Section 15.1 shall be any Confidential Information: (i) which is in public domain at the time of disclosure; (ii) which is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) which was in the possession of the receiving Party at the time of disclosure as shown by prior written records; (iv) which becomes available to the receiving Party without secrecy obligations from a third party who has the right to disclose it without breach of any obligation to the other Party; (v) or, of which the receiving Party can clearly and convincingly prove that it was independently developed by employees of the receiving Party who had no access to the Confidential Information disclosed.

15.3        Required Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party to the extent and to the persons or entities as required by applicable governmental law, rule, regulation or order (including to Regulatory Agencies for the purposes of this Agreement), provided that it first notifies the other Party of such disclosure requirement to enable it to seek any available Excepted from this secrecy obligation shall further be Information or Know-How which has to be disclosed to the EU Regulatory Agencies for the purposes of this Agreement or which GILEAD is entitled to disclose according to this Agreement.

15.4        Duration of Confidentiality Obligations. The confidentiality obligations of the Parties shall survive this Agreement for a period of ten (10) years.

15.5        Improvements

15.5.1     APO acknowledges and agrees that it has no proprietary intellectual property rights in or to the current manufacturing process for the Finished Product, as set forth in the Specifications.  APO shall not perform any Manufacturing other than for Manufacture of Finished Product for supply to Gilead pursuant to this Agreement, and APO shall not perform any process development or otherwise attempt to modify the Manufacturing process without Gilead’s prior written consent.

15.5.2     The Parties acknowledge that they, independently or jointly, may develop improvements to the Specifications, inventions and other know-how (including without limitation data, information, processes, techniques, methods, and unpatentable inventions) in the course of fulfilling their obligations under this Agreement (“Improvements”).  Subject to Section 15.5.3, (i) APO shall own all right, title and interest in and to Improvements that are general manufacturing Improvements that have application beyond manufacture and processing of [*](including Finished Product and finished products incorporating [*] to the [*]) (“APO Improvements”), and (ii) Gilead shall own all, right, title and interest in and to all other Improvements (“Gilead Improvements”). Each Party hereby assigns its entire right, title and interest in Improvements that are to be owned by the other Party pursuant to this Section 15.5.2, and all patents and copyrights that may be obtained thereon and trade secrets and other intellectual property rights therein (“Improvements IP”), to the other Party, and each Party will take all reasonable steps and execute and deliver all documents reasonably required for the other Party to evidence or record such assignment as applicable.  Each Party shall only use in its performance under this Agreement, its employees or consultants who have agreed in writing to assign Improvements to it.

15.5.3     APO hereby grants to Gilead an irrevocable, nonexclusive, worldwide, royalty-free license under the APO Improvements and the APO Improvements IP to research, develop, make, have made, use, sell, offer for sale, import and otherwise commercialize Gilead’s (and its Affiliates’ and licensees’) products throughout the world, with the right to sublicense (through one or more tiers of sublicensees to Affiliates of Gilead, licensees with exclusive or co-exclusive commercialization rights to such products to in one or more countries, and contract manufacturers).

SECTION 16
TERMINATION

16.1        Either Party’s Right to terminate for Cause. Either Party shall have the right to terminate this Agreement for cause in any of the following events:

16.1.1     Termination for Material Breach. Without prejudice to any remedy or claim it may have against the other Party for material breach or non-performance of this Agreement, either Party shall have the right to terminate this Agreement for cause in the event that the other Party fails to materially comply with or perform any material provision of this Agreement (the “Breach”) in accordance with the following provisions:

16.1.1.1 The terminating Party shall notify the terminated Party of any such Breach in writing, specifying such Breach in reasonable detail and stating its intention to terminate this Agreement for cause (the “Reminder”).

16.1.1.2 In the event that the terminated Party either (i) if the Breach is of such a nature that it can be reasonably expected to be cured within a [*] day period (for example, as with an obligation to make payment of monies), fails to cure such Breach within a period of [*] days following receipt by the terminated Party of such Reminder (the “Remedy Period”), or (ii) if the Breach is of such a nature that it cannot be reasonably expected to be cured within a [*] day period, if the terminated Party fails to establish to the reasonable satisfaction of the terminating Party that it is diligently and actively pursuing a cure at the expiration of such Remedy Period, , the terminating Party shall be entitled to terminate this Agreement within a period of [*] following the expiry of such Remedy Period with immediate effect by giving the terminated Party related written notice.

16.1.1.3 In the event that the terminated Party, under the circumstances referred to under (ii) of Section 16.1.1.2 above, can establish to the reasonable satisfaction of the terminating Party that it is diligently and actively pursuing a cure at the expiration of the Remedy Period, then such Remedy Period shall be extended for so long as a cure is being diligently and actively pursued, such extension not to exceed [*] days in the aggregate (the “Extended Remedy Period”).  For clarity, the Remedy Period and the Extended Remedy Period together shall not exceed [*] days.

16.1.1.4 In the event that the terminated Party shall not have cured the Breach pursuant to Section 16.1.1.3 above at the end of such Extended Remedy Period, the terminating Party may exercise its termination right for Breach within a period of [*] following the expiry of such Extended Remedy Period by giving the terminated Party related written notice.

16.1.2     Termination for Reasons of Insolvency or Termination of Business Activities. Either Party shall be entitled to terminate this Agreement if the other Party becomes insolvent or is subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, or if this Agreement is assigned by such other Party for the benefit of creditors. Such termination right may be exercised within a term of [*] following the date as of which the Party entitled to terminate receives knowledge of such insolvency or termination of business activities by the other Party, by giving the terminated Party related written notice

16.1.3     Termination for Medical or Regulatory Reasons. GILEAD shall be entitled to terminate this Agreement in case of medical or regulatory reasons which prevent the use of Finished Product in humans or in case approval of Finished Product is rejected or withdrawn by EU or foreign Regulatory Agencies or in case of other serious safety reasons and GILEAD has undertaken serious attempts to remove the reasons therefore.

16.2        Financial Consequences in Case of Termination. Upon expiration or termination of this Agreement GILEAD shall, to the exclusion of other financial obligations of GILEAD except as specifically provided for herein: (i) purchase, at APO’s cost, the Inventory applicable to the Bulk Product which was purchased, produced or maintained by APO in contemplation of filling Binding Orders and that is suitable for production of Bulk Product; (ii) purchase from APO all undelivered Bulk Products already firmly ordered in accordance with the ordering terms of Section 5.2, at the price in effect at the time the Binding Order was placed; and (iii) satisfy the purchase price payable pursuant to APO’s orders with suppliers of Components, provided such orders were made by APO in reliance on Binding Orders.   The provisions of this Agreement relating to delivery, acceptance, rejection and payment or and for Bulk Product shall govern delivery and purchase of such Bulk Product under (ii) and (iii).

If the Agreement is terminated by GILEAD pursuant to Section 16.1.1 as a result of a Breach by APO or pursuant to Section 16.1.3, GILEAD agrees to purchase such of the items referred to in (i), (ii) and (ii) above as it determines, acting reasonably, can be used by it.

16.3        Return of Stocks of API. In case of the expiration or termination of this Agreement for any reason whatsoever, APO shall, at GILEAD’s request and option, return to GILEAD or its designee or destroy all stocks of API remaining at APO, the costs of transportation or destruction to be borne by GILEAD, or, in the case of a termination of this Agreement by GILEAD pursuant to Section 16.1.1 as a result of a Breach by APO or pursuant to Section 16.1.3, by APO.

16.4        Termination of Manufacturing License. Effective upon the expiration or termination of this Agreement for any reason whatsoever, the Manufacturing license granted by GILEAD to APO under Section 3.1 shall terminate, and the rights of each Party to Information and Know-How of the other Party shall expire with immediate effect.  APO shall either, at GILEAD’s option, return or destroy all Information and Know-How of GILEAD and all copies, extracts, summaries and derivatives thereof, in its possession and shall certify to GILEAD the completion thereof.

SECTION 17
NOTICES

Unless otherwise specified herein, any notice or other communication required or permitted to be given under this Agreement may be delivered personally or be sent by prepaid certified or registered post, courier or facsimile transmission (with receipt acknowledged or confirmed) addressed to the Party addressed as follows:

If to GILEAD:        [*]

Gilead Sciences Inc.

333 Lakeside Drive

Foster City, CA 94404

USA

Fax No.:  [*]

Tel. No.: [*]

Email: [*]

with a copy to:      Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA  94404

USA

Attention:  Vice President and General Counsel

Fax No.:  [*]

and

if to APO:              [*]

Tel. No.: [*]

Fax No.: [*]

Email:         [*]

and any such notice or other communication shall be deemed to be effective upon receipt by the Party to which it is addressed if received during a Working Day or otherwise at the start of the next Working Day. Any Party may change the address to which notice is to be given as provided herein by giving the other Party related written notification.

SECTION 18
DISPUTE RESOLUTION AND GOVERNING LAW

18.1        Disputes. In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement (a “Dispute”), the Parties shall use all reasonable efforts to settle such Dispute by amicable negotiations within a period of [*] days of one Party giving notice of the Dispute to the other Party.

18.2        Arbitration. Should the Parties not manage to settle the dispute by amicable negotiations within the such period of [*] days, all disputes shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators, reasonably fluent in English, one appointed by each of the Parties and the third one, who shall act as Chairman, by the other two arbitrators, or, in the event of their failure to reach agreement within [*] days of the appointment, in accordance with the Rules.

The arbitration procedure will take place in Geneva and will be conducted in the English language.

The decision of the arbitrators will be final and binding upon the Parties.

18.3        Governing law. This Agreement shall be construed and enforced in accordance with the laws of Switzerland.

SECTION 19
ASSIGNMENT AND SUBCONTRACT

19.1        Assignment. This Agreement may be assigned by GILEAD provided that:

(i) GILEAD shall inform APO of said assignment in writing and in advance; and (ii) any assignee shall covenant in writing with APO to be bound by the terms of this Agreement.

APO may assign this Agreement to subsidiaries of APO only with prior written agreement by GILEAD which agreement shall not be unreasonably withheld.

19.2        Subcontract. APO may subcontract, in whole or in part, to third parties the performance of the activities contemplated under Section 3 above entrusted to it by this Agreement, provided that APO shall bear any additional costs possibly related to this appointment. In any event, before subcontracting the performance of the aforesaid activities to third parties, APO must first receive written consent from GILEAD.

19.3        [*] shall be APO’s counterparty to for [*] supplies of Bulk Product, and [*] will have the rights and obligations of GILEAD hereunder to the extent pertaining to [*] supplies of Bulk Products.  [*] shall be APO’s counterparty to for [*] supplies of Bulk Product and will have the rights and obligations of GILEAD hereunder to the extent pertaining to [*] supplies of Bulk Products.

SECTION 20
FORCE MAJEURE

20.1        Force Majeure. Neither Party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such party’s reasonable control, including, but not limited to riots, wars, fires, floods, storms, strikes (excluding strikes and work slow-downs that affect APO but not the German pharmaceutical manufacturing sector generally), interruption of energy supply, or compliance with any order or regulation of any government entity which is not due to any failure or non-compliance of the Party affected. A Party claiming a right to excused performance under this Section 21 shall immediately notify the other Party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance and shall indicate its consequences from the stand point of the fulfilment of contractual obligations.

The Party affected by an event of force majeure must use and continue to use every effort in order to continue to perform this Agreement and, subject to the following paragraph, if absolutely necessary the Parties shall co-operate in order to agree upon terms and conditions different from those contained herein, for the continuance of the Agreement itself for the entire period of time the event of force majeure continues.

Should the event of force majeure extend for more than [*] months, each of the Parties shall be entitled to terminate this Agreement by giving [*] days written notice thereof to the other Party. Such notice shall indicate, inter alia, the date provided for the termination of the Agreement.

SECTION 21
WAIVER

A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

The tolerance by either of the Parties, even if continued or repeated, of breaches by the other Party of provisions contained in any clause of this Agreement shall not constitute a waiver nor it may in any way affect the validity of the clause being breached, so long as the breach is contested within [*] days of the date of the event by way of registered letter with return receipt.

SECTION 22
NO PARTNERSHIP

The relationship established hereby between GILEAD and APO is in all respects a commercial relationship. Nothing herein shall be construed as imposing any fiduciary obligations on either Party, or as establishing any partnership or joint venture between the Parties, or as rendering one Party an agent of the other.

SECTION 23
ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with reference to the subject matter hereof and supersedes any prior agreements with respect to such subject matter.

Any modification, amendment or supplement to this Agreement must be in writing and signed by authorised representatives.

The “WHEREAS” and the documents attached as Schedules to this Agreement form an integral and substantial part of this Agreement.  The headings to the Sections of this Agreement are for convenience only and shall be disregarded in interpreting and construing this Agreement.

SECTION 24
SEVERABILITY

In the event of the invalidity of any provisions of this Agreement or of this Agreement containing any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will in good faith replace an invalid provision or fill any gap with valid provisions, which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumable intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities.

SECTION 25
SURVIVAL

The termination or expiration of this Agreement for any reason whatsoever shall be without prejudice to any obligations or rights on the part of either Party which have accrued prior to such termination, and shall not affect or prejudice the following provisions of this Agreement which shall survive such termination or expiration: Title to API, Section 2.6; Destruction of Defective API, Section 2.10; Defective Bulk Product, Section 8; General Information Duties, Section 12; Warranties, Section 13; Indemnification, Section 14; Confidentiality, Section 15; Financial Consequences in Case of Termination, Section 16.2; Return of Stocks of API, Section 16.3; Termination of Manufacturing License, Section 16.4; Notices, Section 17; Dispute Resolution and Governing Law, Section 18; Waiver, Section 21; Entire Agreement, Section 23; Severability Section 24; and Survival, Section 25.

SECTION 26
EXECUTION BY COUNTERPART

This Agreement may be executed by the Parties in two counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by the parties’ respective duly authorized representatives.

Gilead World Markets, Ltd.	ALTANA Pharma Oranienburg GmbH

Mark L. Perry, Director	Hans-Joachim Kaatz, General Manager

Gilead Sciences, Inc.

Mark L. Perry, Executive Vice President, Operations	Dr. Hans-Christian Meyer, Senior Director

Schedules to this Agreement:

Schedule “A”:	Supply Price
Schedule “B”:	Quality Agreement
Schedule “C”:	Bulk Product Specifications
Schedule “D”:	API and Excipient Specifications; Handling and Storage of API
Schedule “E”:	Batch Coding System
Schedule “F”:	Dispatch Labelling of APO
Schedule “G”:	Shipment Instructions
Schedule “H”:	Manufacturing Line [*] of API [*]
Schedule “I”:	Yearly Minimum Volumes of Purchases

Schedule “A”

Toll Manufacturing Agreement

Supply Price

1.             Supply Price coated tablets

The Supply Price for [*] shall correspond to [*]. This price will be fixed till [*].

No later than [*] the end of each year APO shall be entitled to request an adjustment to the fees for the applicable component costs and processing fees in respect of such drug product for increases in manufacturing costs based on the increases in the official index [*].

Schedule “B”

Toll Manufacturing Agreement

Quality Agreement
for
the Manufacturing and Supply of
Products for Gilead Sciences, Inc.

between

Gilead Sciences, Inc.

650 Cliffside Drive

San Dimas, CA  91773

and

335 Lakeside Drive

Foster City, CA  94404-1147

and

Gilead Sciences Ltd.

Unit 13, Stillorgan Industrial Park,

Blackrock, Co., Dublin, Ireland

as contract giver

and

Altana Pharma Oranienburg GmbH

[*]

Germany

as contract acceptor

Table of Contents

Introduction
1.	Manufacturing of PRODUCT
1.1. Manufacturing Procedures
1.2. Deviations
1.3. Rejection of Product
1.4. Compendial Compliance
1.5. Materials
1.6. Labeling
1.7. Distribution
1.8. Qualification/Validation
1.9. Reprocessing and Rework
2.	Testing of PRODUCT
2.1. Sampling, Inspection, and Testing of PRODUCT
2.2. Batch Release
2.3. Stability Program
2.4. Annual Quality Review
3.	Retention of Samples
4.	Documentation
4.1. Batch Records
4.2. Records Retention
4.3. Change Control
5.	Information Flow
5.1. Communication
5.2. Regulatory Inspections of Facilities and PRODUCT
5.3. Access to Facility
5.4. Product Complaints
5.5. Product Recall
6.	Duration
7.	Modifications to the AGREEMENT
8.	Approval Signatures

Attachment A: PRODUCTS for MANUFACTURING
Attachment B: Contact Information
Attachment C: Responsibilities Matrix

Introduction

This Quality Agreement (hereinafter “AGREEMENT”) is a required and integral part of the Toll Manufacturing Agreement (hereinafter “Manufacturing Agreement”) between Gilead World Markets, Ltd. and Altana Pharma Oranienburg GmbH (hereinafter “APO”). This AGREEMENT defines the cooperation between Gilead Sciences, Inc., with offices in Foster City, California, and San Dimas, California, and Gilead Sciences Ltd., with offices in Dublin, Ireland, (hereinafter “GILEAD”) and APO with respect to Quality Assurance issues related to all such activities as may be required for the manufacture of those drug products set forth in Attachment A (hereinafter “PRODUCT”), including (as appropriate) the planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, labeling, testing, sample retention, stability testing, release, and dispatch (hereinafter “MANUFACTURE” or “MANUFACTURING”).

Description of Roles between GILEAD sites:

GILEAD Foster City: [*]

GILEAD San Dimas: [*]

GILEAD Dublin: [*]

In the event that there is a discrepancy between the provisions of the Manufacturing Agreement and the provisions of this AGREEMENT, the provisions of this AGREEMENT shall control with respect to terms governing the quality of the PRODUCT and the provisions of the Manufacturing Agreement shall control with respect to all other terms.

In all instances, “written authorization” shall mean communication written on official letterhead or other official forms of written correspondence and signed by the authoring party’s QA representative (as listed in Attachment A). In all instances, “procedures” shall mean company standard operating procedures approved through the change control process.

GILEAD and APO agree as follows:

1.     Manufacturing of PRODUCT

1.1.       Manufacturing Procedures

1.1.1   APO shall manufacture the PRODUCT in accordance with principles of current Good Manufacturing Practice (cGMP) as described in the United States Code of Federal Regulations (CFR), Title 21, Part 211 and the most current edition of the Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practices for Medicinal Products.

1.1.2   GILEAD shall provide APO with all the information necessary to carry out the contracted operations correctly in accordance with the marketing authorizations, regulatory filings, and any other legal requirements via a PRODUCT-specific Contractor Manual. GILEAD shall ensure that APO is fully aware of any problems associated with the PRODUCT or the work that might pose a hazard to APO’s premises, equipment, personnel, and/or other materials and products.

1.1.3   APO shall manufacture the PRODUCT only in sites registered and/or approved by the US FDA and other applicable regulatory authorities for the manufacture of the PRODUCT.

1.1.4   APO shall not subcontract to a third party any part of the MANUFACTURING of the PRODUCT without GILEAD’s prior evaluation and written authorization of the arrangements.

1.1.5   APO shall assure that the PRODUCT is manufactured, packaged, held, labeled, and tested according to approved procedures and specifications. APO is responsible for shipment of the PRODUCT to GILEAD (or designee) upon written authorization by GILEAD.

1.1.6   APO shall advise GILEAD Quality Assurance (QA) prior to implementing any Major change to the approved method of manufacture or specifications. “Major” has the same meaning as set forth in Section 506A (21 U.S.C. 356a) of the US Federal Food, Drug, and Cosmetic Act.

1.1.7   Where control of [*] levels is required and included in the PRODUCT specifications, material specifications, and/or component specifications, APO shall control and monitor the facility environment, utilities and equipment used for the MANUFACTURING of the PRODUCT as per APO procedures.

1.1.8   APO shall refrain from any activity that may adversely affect the quality of the PRODUCT manufactured and/or analyzed for GILEAD.

1.2.       Deviations

1.2.1   APO shall document, justify, and, when appropriate, investigate whenever there is a manufacturing deviation (as defined in APO procedures) from approved procedures or specifications. Included is any suspect and confirmed out-of-specification (OOS) result for GILEAD-related raw material, components, intermediate, in-process specification or finished PRODUCT specification. This documentation shall be retained as part of the batch record(s) for the batch(es) affected.

1.2.2   APO shall notify GILEAD of a manufacturing deviation with influence on the quality of the PRODUCT as defined in APO procedures within [*] business days.

1.2.3   Reprocessing shall be considered a deviation.

1.3.       Rejection of Product

1.3.1   APO shall include appropriate GILEAD personnel in any investigation concerning PRODUCT MANUFACTURING.

1.3.2   In the event of rejection of PRODUCT, GILEAD and APO shall proceed per the Manufacturing Agreement.

1.4.       Compendial Compliance

1.4.1   APO is responsible for compliance to the Compendial methods, specifications, and testing of Compendial articles in the MANUFACTURING of PRODUCT and for control of the environment wherein MANUFACTURING occurs.

1.4.2   GILEAD is responsible for compliance to the Compendial methods, specifications, and testing under its direct control and responsibility.

1.5.       Materials

1.5.1   APO shall purchase and receive from mutually agreed upon suppliers, inspect, test, release, store, and/or handle materials related to the MANUFACTURING of the PRODUCT, including components and excipients, in accordance with APO procedures and consistent with cGMPs.

1.5.2   GILEAD shall provide Active Pharmaceutical Ingredient (API) to APO with a GILEAD Certificate of Analysis.

1.5.3   APO shall receive, inspect, and test API from GILEAD.

1.5.4   APO shall audit and approve preferred suppliers of materials per APO procedures. GILEAD shall audit and approve GILEAD-specified suppliers, including suppliers of API, per GILEAD procedures.

1.5.5   APO shall maintain an approved GILEAD suppliers list in accordance with APO procedures for controlled materials purchased by APO for use in the PRODUCT.

1.5.6   APO shall store controlled materials according to specified storage requirements per APO procedures. APO shall have a system in place that ensures that stored material is re-sampled and tested according to specified re-test dates and discarded by specified expiration dates, as applicable.

1.5.7   APO shall assure that the potential for cross-contamination from any compound used at the APO facility is satisfactorily controlled via adequate cleaning procedures, dedicated equipment, and/or cleaning validation as appropriate.

1.6.       Labeling

GILEAD shall be responsible for, and provide APO with, copy content and artwork for all printed materials associated with the PRODUCT. This includes, but is not limited to, shipping container labels, cartons and inserts. GILEAD shall be responsible for compliance with federal, state, and local regulations and for obtaining regulatory approval for the PRODUCT labeling.

1.7.       Distribution

1.7.1   APO shall prepare orders and ship PRODUCT by appropriate freight forwarders to arrive in suitable condition at the premises designated by GILEAD.

1.7.2   Shipment of PRODUCT shall be conducted upon and according to GILEAD authorization, which shall include quantities and locations for shipment and all other pertinent information.

1.7.3   APO shall forward to GILEAD the following Inventory/Shipping documentation:

1.7.3.1.    API withdrawals and finished product completion from batch records (every transaction)

1.7.3.2.    Shipping Activity (every transaction)

1.7.3.3.    [*]

1.8.       Qualification/Validation

1.8.1   APO shall qualify and maintain, consistent with cGMP according to APO protocols and procedures, the facilities, utilities, and equipment required to support the MANUFACTURING of the PRODUCT.

1.8.2   APO shall qualify cleaning processes for shared equipment in the facility for MANUFACTURING the PRODUCT as per APO protocols and procedures.

1.8.3   As specifically contracted by GILEAD (i.e., under separate purchase orders), related APO PRODUCT qualification/validation results shall be assembled in a validation report(s) and provided to GILEAD for review and approval. APO shall maintain original documentation in its site files and provide GILEAD with copies of the approved protocol(s) and report(s).

1.9.       Reprocessing and Rework

APO shall obtain GILEAD approval prior to performing reprocessing and/or rework of the PRODUCT.

2.     Testing of PRODUCT

2.1.       Sampling, Inspection, and Testing of PRODUCT

2.1.1   The sampling, inspection, and testing of in-process material related to the PRODUCT shall be carried out by APO according to the product specifications and shall be appropriately documented.

2.1.2   APO shall sample the PRODUCT per APO procedures.

2.1.3   APO is responsible for quality control (QC) testing of the PRODUCT.

2.1.4   APO shall perform final PRODUCT testing per the test methods and specifications agreed upon between APO and GILEAD.

2.2.       Batch Release

2.2.1   APO shall be responsible for release of PRODUCT [*].

2.2.2   Final release of the PRODUCT for clinical or commercial use shall be [*]. GILEAD shall provide written [*] to APO prior to [*] of the PRODUCT to any [*].

2.2.2.1.    Final release of PRODUCT for distribution in the EU is the sole responsibility of the Qualified Person at [*].

2.2.3   Subsequent to the successful completion of a mutually agreeable qualification exercise, APO shall forward to GILEAD the following documentation for each batch of the PRODUCT:

2.2.3.1.    [*]

2.2.3.2.    [*]

2.2.3.3.    [*]

2.2.3.4.    [*]

2.2.3.5.    [*]

2.2.3.6.    [*]

2.2.4   GILEAD may reduce the above requirements via written authorization to APO.

2.3.       Stability Program

GILEAD is responsible for stability testing, primary data interpretation and reporting.

2.4.       Annual Product Review

2.4.1   GILEAD shall perform PRODUCT annual product review per GILEAD procedures.

2.4.2   APO shall provide an annual product review summary to GILEAD per APO procedures.

2.4.3   GILEAD and APO shall periodically discuss quality issues related to the past MANUFACTURING of the PRODUCT with regards to the obligations and responsibilities as described in this AGREEMENT.

3.     Retention of Samples

3.1.       APO shall retain samples of raw materials (including API) per APO procedures.

3.2.       GILEAD shall retain samples of PRODUCT according to GILEAD procedures.

4.     Documentation

4.1.       Manufacturing Records

4.1.1   Records related to the MANUFACTURING of the PRODUCT and/or materials used for the MANUFACTURING of the PRODUCT shall be mutually approved by APO and GILEAD prior to implementation.

4.1.2   Original Batch Records (i.e., MPRs) shall be made available for inspection and review by regulatory authorities at mutually agreeable times.

4.2.       Records Retention

APO shall retain documentation specifically associated with the PRODUCT per APO procedures.

4.3.       Change Control

4.3.1   APO shall process changes to documentation associated with the PRODUCT per APO procedures.

4.3.2   Upon approval and issuance, APO shall distribute copies of documentation associated with the MANUFACTURING of the PRODUCT to GILEAD.

4.3.3   Prior to manufacture of the next batch of the PRODUCT, APO shall notify GILEAD of any planned changes that have [*], as defined in the US FDA Guidance for Industry “Changes to an Approved NDA or ANDA”. This includes changes to the [*] to MANUFACTURE the PRODUCT.

4.4.       Contractor Manual

4.4.1   GILEAD shall provide a current, controlled copy of each PRODUCT-specific Contractor Manual that includes GILEAD controlled documents critical to the MANUFACTURING of the PRODUCT.

4.4.2   APO shall distribute internally updated copies of documents contained in the Contractor Manual within an appropriate timeframe.

5.     Information Flow

5.1.       Communication

5.1.1   APO and GILEAD shall each employ a QA representative who shall be responsible for:

5.1.1.1.    Approving the AGREEMENT

5.1.1.2.    Ensuring that the terms of this AGREEMENT are complied with.

5.1.1.3.    Ensuring that the terms of this AGREEMENT are performed in strict accordance with cGMPs.

5.1.1.4.    Ensuring that the terms of this AGREEMENT are conducted in accordance with the regulatory filing(s) for the PRODUCT specified.

5.1.2   Attachment B identifies the contact individual(s) and areas of responsibility for APO and GILEAD. The parties may modify the individuals listed in Attachment B by notice in writing to the other parties.

5.2.       Regulatory Inspections of Facilities and PRODUCT

5.2.1   APO shall notify GILEAD [*] of any inspections or actions by regulatory agencies that [*] the PRODUCT.

5.2.2   Prior to [*] with regards to the PRODUCT, APO shall discuss the [*] with GILEAD.

5.2.3   Prior to [*] with regards to the MANUFACTURING of the PRODUCT, GILEAD shall discuss the [*] with APO.

5.3.       Access to Facility

GILEAD shall have the right to visit APO PRODUCT manufacturing and quality control testing site after reasonable notice and during normal business hours to review manufacturing operations and assess its compliance with cGMP and quality assurance standards and to discuss any related issues with manufacturing and management personnel as it relates to the MANUFACTURING of the PRODUCT.

5.4.       Product Complaints

5.4.1   GILEAD shall provide a system to allow for the receipt of complaints associated with the PRODUCT (PRODUCT complaints). GILEAD shall receive, log, evaluate, and categorize each complaint received in accordance with GILEAD procedures.

5.4.2   As soon as possible, but not more than [*] business days (unless a more urgent need is recognized) after receipt of a PRODUCT complaint from a source other than APO, GILEAD shall report the complaint in writing to APO QA (as required as a function of the complaint). GILEAD shall provide all information relative to the PRODUCT complaint to APO, including a description of the complaint and associated lot number(s) as stated from complainant. GILEAD shall forward to APO digital pictures of complaint subject and returned goods, as available. GILEAD shall send APO updates to the complaint as needed.

5.4.3   APO shall perform a thorough investigation of each PRODUCT complaint, and shall make every effort to provide GILEAD with appropriate written correspondence and/or final report documents for each PRODUCT complaint received within [*] business days unless a more (or less) urgent need is recognized and mutually agreed to.

5.4.4   GILEAD shall maintain communication with the complainant to include the initial acknowledgement of the complaint received and the final results of the investigation conducted by APO.

5.4.5   GILEAD shall communicate to the complainants and/or regulatory authorities the results of the complaint investigation, if necessary. GILEAD shall notify APO of any regulatory action related to the MANUFACTURING of the PRODUCT taken by a regulatory authority.

5.5.       Product Recall

5.5.1   GILEAD shall have responsibility for initiating a PRODUCT recall or field corrections of the PRODUCT if the PRODUCT violates applicable laws, regulations or agreed specifications, or is deemed unacceptable for some other reason whether or not such action is requested by any government agency.

5.5.2   GILEAD shall notify APO of GILEAD’s intent to initiate a PRODUCT recall in order to meet the standards of the US FDA and other regulatory authorities and shall review any potential PRODUCT recall with APO prior to taking any action.

5.5.3   During a PRODUCT recall, withdrawal, or field correction, APO shall fully cooperate with GILEAD to conduct necessary activities.

6.     Duration

The term of this AGREEMENT shall be in force for a term to coincide with the Manufacturing Agreement and can be modified at anytime by agreement of the Parties. This AGREEMENT shall survive the expiration or termination of the Manufacturing Agreement until [*] year after the expiration date of the last batch of PRODUCT manufactured hereunder.

7.     Modifications to the AGREEMENT

Any modification to this AGREEMENT must be in writing and approved by both parties in order to be valid. Any such modifications shall form part of this AGREEMENT and shall be attached to this AGREEMENT. Attachments may be updated separately and appended to this AGREEMENT upon notice in writing to the other parties and mutual approval.

8.     Approval Signatures

For and on behalf of Gilead Sciences, Inc.		For and on behalf of APO

Signed:		Signed:
	[*]		[*]

Signed:		Signed:
	[*]		[*]

Signed:		Signed:
	[*]		[*]

Signed:		Signed:
[*]

Attachment A, Quality Agreement: PRODUCTS for MANUFACTURING

PRODUCT	TRADENAME	PRESENTATION	GILEAD CODE NO.	APO CODE NO.
[*]	[*]	[*]	[*]	[*]

Attachment B, Quality Agreement: Contact Information

Gilead Sciences, Inc.

Area of Responsibility	Name	Address	Telephone	FAX
Quality Assurance/ Product Complaints	[*]	[*]	[*]	[*]
Quality Control	[*]
Materials/Planning	[*]	[*]	[*]	[*]
Pharmaceutical Manufacturing	[*]	[*]	[*]	[*]
Qualified Person, European Testing Site	[*]	[*]	[*]	[*]

APO, Inc.

Area of Responsibility	Name	Address	Telephone	FAX
Management	[*]	[*]	[*]	[*]
Quality Assurance	[*]		[*]	[*]
Quality Management	[*]		[*]	[*]
Manufacturing	[*]		[*]	[*]

Attachment C, Quality Agreement: Responsibilities Matrix

	Contract Giver	Contract Acceptor
Agreement with registration documents	[☒]	[☐]

Active ingredients(s)
Specification	[☒]	[☐]
Supply/procurement	[☒]	[☐]
Testing (Full specification)	[☒]	[☐]
Testing (Identity on receipt of each container)	[☐]	[☒]

Reserve samples	[☐]	[☒]

Other starting materials
Non-compendial material specifications	[☒]	[☐]
Compendial material specifications	[☐]	[☒]
Supply/procurement	[☐]	[☒]
Testing(1)	[☐]	[☒]

Reserve samples	[☐]	[☒]

Bulk product

Specification	[☒]	[☐]
Manufacturing directions	[☒]	[☐]
In-process control requirements	[☒]	[☐]
Testing directions	[☒]	[☐]
Manufacture/manufacturing record	[☐]	[☒]
Quality control/testing record	[☐]	[☒]
Certificate of analysis	[☐]	[☒]

(1) Testing is performed per the complete specification unless otherwise specified.

Schedule “C”

Toll Manufacturing Agreement

Bulk Product Specifications

APO has to test and release the Bulk Product in accordance to GILEAD test procedure No.:[*] and [*] (for clinical batches) in its current version.

The current versions are [*] (effective date [*]) and [*] (effective date [*]).

Schedule “D”

Toll Manufacturing Agreement

API and Excipient Specifications; Handling and Storage of API

Active Pharmaceutical Ingredient provided by Gilead

Starting materials (excipients) provided APO:

All API, Excipient and Component testing shall be performed in accordance with the following Specifications, as may be amended from time to time by mutual written agreement of the Parties:

DESCRIPTION	SPECIFICATION
API
[*]	[*]
Excipients
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]

Schedule “E”

Toll Manufacturing Agreement

Batch Coding System

Batch coding will consist of a unique alpha-numeric code of not more than 8 characters.  APO will assign each lot number prior to manufacturing and reflect that number on the purchase order confirmation sent to Gilead for the batches requested at that time.

Schedule “F”

Toll Manufacturing Agreement

Dispatch Labelling of APO

The labelling of the shipping carton of Products shall include the following information:

•              [*]

Schedule “G”

Toll Manufacturing Agreement

Shipment Instructions

•              [*]

Schedule “H”

Toll Manufacturing Agreement

Manufacturing Line [*]

[*] of API [*]

1.         Manufacturing Line Loss (Yield)

The Parties shall set forth and indicate in an addendum to this Schedule “H” the total [*] of API allowable per [*] period under the Manufacturing line [*] after completion of the production of [*] bulk. Other than in cases where APO has failed to comply with Section 3.3, APO shall not be required to [*] GILEAD based on [*] or API Manufacturing line [*] for the first [*] batches.

In addition, the following aspects have to be considered:

•           Given that the API source might have an impact on the production process, no [*] will be [*] by APO for a special API-source before [*] with the API-source were produced at APO.

•           Each change of the manufacturing process, which requires a new validation and is of a nature that it is likely to change the Manufacturing line [*] will lead to the same procedure and a new agreement concerning the acceptable [*] as described in the addendum to Schedule “D”. In such event, the schedule of [*] periods section (a) of the addendum shall not be changed unless it this would cause an inequitable result, in which case the parties will agree in good faith upon an equitable schedule.   If the parties disagree as to whether a change is likely to change the Manufacturing line [*], they will agree in good faith as to whether to reach a new agreement regarding acceptable line [*] pursuant to Schedule “D”.

Addendum to Schedule “H”

(a)  Initial Allowable Manufacturing Line [*] per [*] period:  the initial allowable Manufacturing line [*] shall be equal to [*] not subject to deviation that are produced under this Agreement, minus the allowing [*]:

[*]

[*], then

[*] Manufacturing Line [*]:  At the end of every [*] period, the allowable manufacturing line [*] shall be adjusted to be equal to [*] not subject to deviation that are produced under this Agreement [*], minus the [*] applicable at that time according to section (a).

(c)  [*] Arrangement:  the [*] arrangement will start with the first batch, that is produced after the allowable manufacturing line [*] has been determined based on the [*] initial batches pursuant to section (a).

(d)   [*] Procedure:  the [*] calculation will consider a period of time of up to [*] months by the following procedure, using the allowable Manufacturing line [*] determined pursuant to sections (a) or (b) as applicable:

i.              If the actual Manufacturing line [*] for batches Manufactured during an initial [*] month period is less than the allowed Manufacturing line [*], this period will [*].

ii.             If the actual Manufacturing line [*] for batches manufactured during a [*] month period is greater than allowed Manufacturing line [*], [*] will be due at that time.  [*] at the end of the next [*] month period, the actual Manufacturing line [*] shall be determined for batches Manufactured during the [*] month period.

iii.            If the actual Manufacturing line [*] for batches Manufactured during the [*] month period is less than the allowed Manufacturing line [*], [*] for [*] Manufacturing line [*] will be [*] pursuant to Section 2.7 for such [*] month period.

iv.            If the actual Manufacturing line [*] for batches Manufactured during the [*] month period is [*] the allowed Manufacturing line [*], [*] pursuant to Section 2.7 for the [*] between the [*] Manufacturing line [*].  With [*] for such [*], a new period of time with reference to a [*] will start.

v.             For every [*], this [*] is [*] initially, based on an initial [*] for [*] API.

vi.            As the [*] for API may fluctuate over time, on an annual basis GILEAD may determine an adjustment to the API [*] to reflect such [*] in the [*] month period prior to such adjustment.  Such adjusted API [*] shall apply under this Schedule D solely on a prospective basis.  APO shall have the right to audit the methodology employed by GILEAD to determine an adjusted [*] for API.

Schedule “I”

Toll Manufacturing Agreement

Yearly Minimum Volumes of Purchases

Pursuant to what is provided under Section 5.1 and 3.7 of the Agreement, GILEAD undertakes to guarantee the following yearly minimum volumes of purchases of Bulk Products:

•      For the Year 2003, GILEAD shall guarantee a minimum volume of purchase of [*] of Bulk Product .

•      For the Year 2004, GILEAD shall guarantee a minimum volume of purchase of [*]  of Bulk Product.

•      For the Year 2005, GILEAD shall guarantee a minimum volume of purchase of [*] of Bulk Product.

It is agreed by APO that the specified minimum volume of purchases above are subject to a potential [*] volume demand [*] from GILEAD in a given year.  APO hereby confirms that GILEAD has the potential to discuss with APO additional volume requirements.